UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2014

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA  92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2014, pursuant to the authority granted under the CombiMatrix Corporation 2006 Stock Incentive Plan, the Compensation Committee of CombiMatrix Corporation (the “Company”) adopted a 2014 Executive Performance Bonus Plan (the “Bonus Plan”), effective as of January 1, 2014, to provide certain members of the Company’s senior management the opportunity to earn incentive bonuses based on the Company’s attainment of specific financial performance objectives for 2014. The Compensation Committee determined that the Company’s Chief Executive Officer, Mark McDonough, and the Company’s Chief Financial Officer, Scott Burell, are eligible to receive such awards under the Bonus Plan.

A participant’s bonus under the Bonus Plan will consist of a cash incentive and will be based on achievement of between 90% and 150% of the Company’s 2014 net revenue target as determined by the Company’s Compensation Committee. If the Company achieves 90% of the target net revenue, the CEO’s cash bonus will equal $77,500 and the CFO’s cash bonus will equal $55,000; if the Company achieves 100% of the target net revenue, the CEO’s cash bonus will equal $155,000 and the CFO’s cash bonus will equal $110,000; if the Company achieves 110% of the target net revenue, the CEO’s cash bonus will equal $180,000 and the CFO’s cash bonus will equal $135,000; if the Company achieves 130% of the target net revenue, the CEO’s cash bonus will equal $240,000 and the CFO’s cash bonus will equal $190,000; and if the Company achieves 150% of the target net revenue, the CEO’s cash bonus will equal $270,000 and the CFO’s cash bonus will equal $220,000 (and bonus payments will be computed on a pro rata basis between 101% and 150% of the target achieved).

Cash bonus payments, if earned, will be paid once the Company’s auditors have completed their annual audit and the actual 2014 net revenues are known, and will be paid out within seventy-five days following December 31, 2014.  In order to receive a bonus payment, the participant must be employed by the Company or its subsidiary at the time bonuses are computed and distributed.

The foregoing information is qualified in its entirety by reference to the actual terms of the Bonus Plan attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

On February 20, 2014, pursuant to the authority granted under the Company’s 2006 Stock Incentive Plan, the Compensation Committee of the Company granted 136,909 restricted stock units to the Company’s Chief Executive Officer, Mark McDonough, 68,454 restricted stock units to the Company’s Chief Financial Officer, Scott Burell, and 17,495 restricted stock units to each of the Company’s non-employee Board members.  25% of the shares of common stock subject to the restricted stock units vest on each anniversary of the grant date over a four year period.  The restricted stock units may vest on an accelerated basis in accordance with the terms of the Company’s 2006 Stock Incentive Plan and the Company’s Restated Executive Change of Control Severance Plan and, in the event of death or a permanent disability, the vesting of the restricted stock unit will accelerate by twelve months.

The foregoing information is qualified in its entirety by reference to the actual terms of the form of restricted stock unit award agreement attached hereto as Exhibit 10.2 and which is incorporated herein by reference.

The Company previously reported granting performance-based stock options (the “Performance Based Options”) in March and April 2013 to the Company’s Chief Executive Officer, Mark McDonough, and the Company’s Chief Financial Officer, Scott Burell.  On February 20, 2014, pursuant to the authority granted under the Company’s 2006 Stock Incentive Plan, the Compensation Committee of the Company approved an amendment to the Performance Based Options for Messrs. McDonough and Burell such that their Performance Based Options will now vest in full when, and if, the Company achieves “break-even” for one fiscal quarter within thirty months following March 15, 2013, as measured by the consolidated earnings of the Company and any subsidiaries of the Company prior to any reduction in respect of interest, taxes, depreciation and amortization determined in accordance with GAAP by the Company’s independent accountants.  If this target is not achieved within thirty months following March 15, 2013, the Performance Based Options will expire.

On February 19, 2014, Richard D. Hockett, MD tendered his resignation as Chief Medical Officer of the Company, to be effective as of February 28, 2014, and tendered his resignation as a member of the Board of Directors of the Company, effective as of February 19, 2014.  Dr. Hockett’s resignation is due to personal reasons and not a result of any disagreement with management.  Dr. Hockett has agreed to serve as Acting Chief Medical Officer for up to four months following the effective date of his resignation to assist the Company in transitioning to a new Chief Medical Officer.

Item 9.01.                                        Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated: February 24, 2014	By:	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer

EXHIBIT INDEX

10.1	2014 Executive Performance Bonus Plan

10.2	Form of Restricted Stock Unit Award Agreement under the Company’s 2006 Stock Incentive Plan